Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alberto-Culver Company:

We consent to the use of our reports dated December 8, 2005, included in (i) Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. to be filed on or about October 10, 2006 and (ii) Amendment No. 3 to the Registration Statement on Form 10 of New Aristotle Holdings, Inc. to be filed on or about October 10, 2006, with respect to the consolidated balance sheets of Alberto-Culver Company as of September 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, the effectiveness of internal control over financial reporting as of September 30, 2005, and the financial statement schedule - Valuation and Qualifying Accounts for each of the years in the three-year period ended September 30, 2005, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in the proxy statement/prospectus-information statement.

/s/ KPMG LLP

Chicago, Illinois

October 10, 2006